EXHIBIT 99.1

Liberty Media International, Inc. First Quarter Supplemental Financial Information & 2005 Guidance

Important Notice: Liberty Media International, Inc. (LMI) (NASDAQ: LBTYA, LBTYB) Chairman, President and CEO, John Malone, will discuss LMI’s first quarter results in a conference call which will begin at 11:30 a.m. (ET) May 13, 2005. The call can be accessed by dialing (719) 457-2662 or (800) 946-0786 at least 10 minutes prior to the start time. Replays of the conference call can be accessed from 3:00p.m. (ET) on May 13, 2005 through 5:00 p.m. (ET) May 20, 2005, by dialing (719) 457-0820 or (888) 203-1112 plus the pass code 3508463#. The call will also be broadcast live across the internet. To access the web cast go to http://www.libertymediainternational.com/ir/default.htm. Links to this press release will also be available on the LMI web site.

Englewood, Colorado — On May 13, 2005, Liberty Media International, Inc. (NASDAQ: LBTYA, LBTYB) (LMI) filed its Form 10-Q with the Securities and Exchange Commission for the quarter ended March 31, 2005. This press release is being provided to supplement the information provided to investors in LMI’s Form 10-Q as filed with the SEC. The information in this release is not meant to serve as a release of financial results for LMI. For information regarding LMI’s financial results, investors should refer to LMI’s financial statements included in its Form 10-Q.

LMI owns interests in broadband distribution and content companies operating outside the U.S., principally in Europe, Asia, and Latin America. Our businesses include UnitedGlobalCom, Inc. (UGC), Jupiter Telecommunications Co., Ltd. (J:COM), Jupiter Programming Co., Ltd. (JPC), Liberty Cablevision of Puerto Rico Ltd. and Pramer S.C.A.

Following is summary financial information and a discussion of the results of our two largest subsidiaries and our largest equity affiliate. To enable investors to better understand the results of these companies, this information presents 100% of the revenue and operating cash flow for UGC, J:COM and JPC even though we own less than 100% of these businesses. Unless otherwise noted, the following discussion compares financial information for the three months ended March 31, 2005 to the same period in 2004. Please see page 8 of this press release for how we define operating cash flow and a discussion of management’s use of this performance measure as well as a reconciliation of operating cash flow to operating income calculated in accordance with Generally Accepted Accounting Principles in the United States (GAAP) for the quarters ended March 31, 2005 and 2004 for the aforementioned businesses.

The selected financial information presented for LMI’s equity affiliates (which included J:COM for 2004 and JPC for 2004 and 2005) was obtained directly from these entities. LMI does not control the decision-making processes or business management practices of its affiliates. Accordingly, LMI relies on the management of these affiliates and their independent auditors to provide accurate financial information prepared in accordance with generally accepted accounting principles. As a result, LMI makes no representations as to whether such information presented on a stand-alone basis has been prepared in accordance with GAAP. LMI is not aware, however, of any errors in or possible misstatements of the financial information provided to it by its affiliates that would have a material effect on LMI’s consolidated financial statements. Further, LMI could not, among other things, cause any noncontrolled affiliate to distribute to LMI its proportionate share of the revenue or operating cash flow of such affiliate .

OPERATING RESULTS

UnitedGlobalCom, Inc. (UGC) (54% / 91%)

LMI owned 54% of UGC as of March 31, 2005 and controlled 91% of the vote. UGC is a leading international broadband communications provider of video, voice, and Internet services with operations in 16 countries, 13 of which are in Europe. As a separate publicly traded company (NASDAQ: UCOMA), UGC reported its first quarter results on May 10, 2005.

	UGC
	Summary Financial Information
	1Q05	1Q04
	(amounts in million US$)
Revenue
UPC Broadband	$667	448
VTR	85	72
chellomedia	61	37
Eliminations & Other	(15)	(10)

Total Revenue	$798	547

Operating Cash Flow
UPC Broadband	$257	185
VTR	31	25
chellomedia	4	(2)
Other	(13)	(4)

Total Operating Cash Flow	$279	204

Operating Income (Loss)	$39	(80)

Outstanding Debt(1)	$4,902	3,878

Operating Statistics(2)	(figures in thousands)
Homes Passed	16,130	12,289
Total Video Subscribers(3)	8,796	7,340
Internet Subscribers	1,514	983
Telephone Subscribers	848	742

(1)	Includes $104 million of intercompany debt with LMI at March 31, 2005 that eliminates in consolidation.
(2)	See definitions in Supplemental Operating Information section on page 7.
(3)	Represents the sum of basic analog subscribers, digital cable subscribers, DTH subscribers, and MMDS subscribers as applicable.

Revenue for the three months ended March 31, 2005 was up 46% compared to the corresponding period of the prior year. Excluding the impact of exchange rate fluctuations and acquisitions, organic year-over-year revenue growth was approximately 13%. The increase was driven primarily by higher average monthly revenue per subscriber and subscriber growth across all of UGC’s Broadband operations.

Operating cash flow for the first quarter was $279 million, an increase of 37% compared to the corresponding period of the prior year. Excluding the impact of exchange rate fluctuations, acquisitions and costs related to the potential combination with LMI, organic operating cash flow growth was approximately 15% for the period. UGC’s operating cash flow margin declined from 37.3% during the first quarter of 2004 to 35.0% for the most recent quarter. This decline is primarily due to costs related to the potential combination with LMI as well as the inclusion of results from acquired businesses in France and Ireland that have lower margins.

Capital expenditures increased to $167 million for the quarter compared to $80 million in the same prior year period. The primary reason for the increase was higher spending on customer premise equipment due to subscriber growth and exchange rate fluctuations.

As compared to March 31, 2004, including acquisitions, UGC increased total video subscribers by approximately 1,456,000, Internet subscribers by 531,000 and telephone subscribers by 106,000.

Jupiter Telecommunications Co., Ltd. (J:COM) (36.8%)

LMI indirectly owned 37.5% of J:COM at March 31, 2005. J:COM is Japan’s largest multiple system operator, based on the number of customers served, providing cable television, Internet access and telephone services in Japan. As a result of a change in governance for LMI/Sumisho Super Media LLC (Super Media) the entity through which LMI holds its J:COM interest, LMI began accounting for Super Media and J:COM as consolidated subsidiaries effective January 1, 2005. On March 23, 2005, J:COM completed an initial public offering of its common shares on Tokyo’s Jasdaq stock market. On April 15, 2005, the underwriters of the IPO exercised their over-allotment option taking LMI’s indirect ownership in J:COM to 36.8%. As a separate public company, J:COM reported its results in Japan on April 26, 2005.

	J:COM
	Summary Financial Information
	(in US$)		(in ¥)
	1Q05	1Q04	1Q05	1Q04
	(amounts in millions)
Revenue	$406	359	¥42,462	38,316
Operating Expenses	238	218	24,854	23,226

Operating Cash Flow	$168	141	¥17,608	15,090

Operating Income	$64	57	¥6,678	6,028

Third-Party Debt	$1,706	1,000	¥182,751	104,342
Shareholder Debt	—	1,481	—	154,601

Outstanding Debt	$1,706	2,481	¥182,751	258,943

Consolidated Operating Statistics(1)	(figures in thousands)
Homes Passed(2)	6,529	5,503
Total Video Subscribers(3)	1,520	1,422
Internet Subscribers	734	621
Telephone Subscribers	762	576

(1)	See definitions in Supplemental Operating Information section on page 7.
(2)	As a result of mapping audits J:COM increased its cable homes passed during 2004.
(3)	Represents the sum of basic analog subscribers, digital cable subscribers, DTH subscribers, and MMDS subscribers, as applicable.

Revenue increased 13% in the first quarter of 2005 compared to the corresponding quarter of 2004. Excluding the effect of exchange rates, revenue increased 11%. Revenue increases were due to increased distribution across all J:COM services, with substantial growth in Internet and telephone services. Total video subscribers increased 7%, Internet subscribers increased 18% and telephone subscribers increased 32%.

Operating cash flow increased 19% for the first quarter of 2005 compared to the first quarter of last year. Excluding the effect of exchange rates, operating cash flow increased 17% year over year. Operating cash flow margins increased to 41% from 39%. Operating cash flow increases are due to the revenue increases combined with continued margin improvements associated with increased scale.

J:COM served approximately 1.8 million households at March 31, 2005, an increase of 9% from March 2004, and services per household (total revenue generating units divided by total households served) rose from 1.59 to 1.68. Penetration of homes taking at least one service was 27% at March 31, 2005. Approximately 48% of J:COM’s customers subscribed to more than one service at March 31, 2005, which translated into approximately 862,000 homes with multiple services. The triple play service option (taking all three services available) has steadily increased to 20% of J:COM’s homes at March 31, 2005 compared to 16% at March 31, 2004. J:COM’s network operates at 750 or 770 MHz capacity.

At March 31, 2005, J:COM’s weighted average ownership of its total consolidated subscribers was 81.9%.

Jupiter Programming Co., Ltd. (JPC) (50.0%)

LMI owned 50% of JPC at March 31, 2005. JPC is the largest multi-channel pay television programming and content provider in Japan based upon the number of subscribers receiving the channels. JPC currently owns or has investments in 15 channels.

	JPC
	Summary Financial Information
	(in US$)		(in ¥)
	1Q05	1Q04	1Q05	1Q04
	(amount in millions)
Revenue	$183	124	¥19,089	13,177
Operating Expenses	147	106	15,313	11,223

Operating Cash Flow	$36	18	¥3,776	1,954

Operating Income	$32	16	¥3,353	1,657

Outstanding Debt(1)	$57	62	¥6,148	6,464

Cumulative Subscribers(2)(in thousands)	47,461	43,165

(1)	Includes shareholder debt of $9 million and $10 million at March 31, 2005 and 2004, respectively.
(2)	Includes subscribers at all consolidated and equity owned JPC channels. Shop Channel subscribers are stated on a full-time equivalent basis. Shop Channel prior year full-time equivalent subscriber numbers have been restated for comparability with current year presentation.

JPC’s revenue increased 48% in the first quarter of 2005 compared to the same quarter last year largely due to the increase in retail sales at Shop Channel and in subscription and advertising revenues at the other channels. Excluding the effect of exchange rates, revenue increased by 45%. Shop Channel, which is 70%-owned by JPC, was the largest contributor generating approximately 93% of the increase during the quarter versus the corresponding period in 2004. This increase was driven by a 10% increase in full-time equivalent (“FTE”) homes and an increase of 20% in sales per FTE and a 34% increase in active customers (customers who have purchased at least once in the last twelve months). In addition to the growth at Shop Channel, subscribers grew by 10% at Movie Plus, 11% at Golf Network, 8% at J-Sports, 12% at Discovery, 22% at Animal Planet and 15% at AXN.

JPC’s operating cash flow increased 100% for the quarter ended March 31, 2005 compared to the same quarter last year. Excluding the effect of exchange rates, operating cash flow increased 93% for the first quarter of 2005 compared to the same quarter last year. Operating cash flow increased due primarily to revenue increases, partially offset by higher cost of goods sold, fulfillment, telemarketing, programming, marketing, distribution and general and administrative expenses.

Free Cash Flow

	For the three months ended
	March 31, 2005
	UGC	J:COM	JPC
	(amounts in millions)
Net cash provided by operations	$132	120	23
Capital expenditures(1)	(167)	(92)	(7)

Free cash flow	$(35)	28	16

(1)	Capital expenditures for J:COM and JPC include equipment purchased under capital leases.

CORPORATE & OTHER

Cash, Carrying Value of Non Strategic Holdings and Debt

	March 31, 2005	December 31, 2004
	(amounts in millions)
Consolidated Cash & Cash Equivalents	$3,076	2,531

LMI Non-Strategic Investments
News Corporation(1)	$93	103
ABC Family Preferred	$379	387

UGC Non-Strategic Investments
SBS Broadcasting S.A.	$268	242

Consolidated Debt
Parent Debt	$—	—
UGC Debt	4,798	4,853
J:COM Debt	1,706	—
Other Subsidiary Debt	138	140

Consolidated Debt	$6,642	4,993

(1)	LMI has entered into a variable forward transaction with respect to this investment. The variable forward transaction was terminated on April 7, 2005.

At March 31, 2005 consolidated cash includes $1,066 million and $385 million of cash at UGC and J:COM, respectively. At December 31, 2004, consolidated cash included $1,029 million of cash at UGC.

Outstanding Shares

At March 31, 2005, there were approximately 173 million outstanding shares of LBTYA and LBTYB and 5 million shares of LBTYA and LBTYB reserved for issuance pursuant to stock options.

Other Items

On April 14, 2005, VTR GlobalCom S.A., a wholly-owned subsidiary of UGC completed its acquisition of LMI’s 50%-owned equity affiliate, Metrópolis Intercom S.A. The combined entity is the largest MSO in Chile, based on the number of customers served, with a total of approximately 1,280,000 revenue generating units, including 744,000 video customers, 215,000 broadband Internet customers and 321,000 telephony customers at December 31, 2004.

Forward Looking Information

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the assets of Liberty Media International, Inc. included herein or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of LMI, including the most recently filed Form 10-Q of LMI; economic and business conditions and industry trends in the countries in which we operate; currency exchange risks; consumer disposable income and spending levels, including the availability and amount of individual consumer debt; changes in television viewing preferences and habits by our subscribers and potential subscribers; consumer acceptance of existing service offerings, including our newer digital video, voice and Internet access services; consumer acceptance of new technology, programming alternatives and broadband services that we may offer; our ability to manage rapid technological changes, and grow our digital video, voice and Internet access services; the regulatory and competitive environment in the broadband communications and programming industries in the countries in which we, and the entities in which we have interests, operate; continued consolidation of the foreign broadband distribution industry; uncertainties inherent in the development and integration of new business lines and business strategies; the expanded deployment of personal video recorders and the impact on television advertising revenue; capital spending for the acquisition and/or development of telecommunications networks and services; uncertainties associated with product and service development and market acceptance, including the development and provision of programming for new television and telecommunications technologies; future financial performance, including availability, terms and deployment of capital; the ability of suppliers and vendors to timely deliver products, equipment, software and services; the outcome of any pending or threatened litigation; availability of qualified personnel; changes in, or failure or inability to comply with, government regulations in the countries in which we operate and adverse outcomes from regulatory proceedings; government intervention which opens our broadband distribution networks to competitors; our ability to successfully negotiate rate increases with local authorities; changes in the nature of key strategic relationships with partners and joint venturers; uncertainties associated with our ability to satisfy conditions imposed by competition and other regulatory authorities in connection with acquisitions; uncertainties associated with our ability to comply with the internal control requirements of the Sarbanes Oxley Act of 2002; competitor responses to our products and services, and the products and services of the entities in which we have interests; spending on television advertising; and threatened terrorist attacks and ongoing military action in the Middle East and other parts of the world. These forward-looking statements speak only as of the date of this Release. LMI expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in LMI’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Additional Information

Liberty Global, Inc. (Liberty Global) has filed a Registration Statement on Form S-4 containing a definitive joint proxy statement/prospectus related to the proposed business combination between LMI and UGC. LMI STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE BUSINESS COMBINATION. Investors may obtain a copy of the definitive joint proxy statement/prospectus and other documents related to the transaction free of charge at the SEC’s website (http://www.sec.gov). Copies of the definitive joint proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the definitive joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Liberty Media International, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations Telephone: (800) 783-7676.

Participants in Solicitation

The proposed directors and executive officers of Liberty Global and the directors and executive officers of LMI and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed business combination. Information regarding Liberty Global’s proposed directors and executive officers and LMI’s directors and executive officers and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the definitive joint proxy statement/prospectus contained in the above-referenced Registration Statement.

Contact: Mike Erickson (800) 783-7676

SUPPLEMENTAL OPERATING INFORMATION

As a supplement to LMI’s condensed consolidated statements of operations, the following is a presentation of operating metrics on a stand-alone basis for LMI’s two largest broadband distribution businesses (UGC and J:COM).

	March 31,
	2005	2004
UGC (54% / 91%) (1)	(amounts in thousands)
Homes Passed (2)	16,130	12,289

Basic Analog Subscribers (3)	7,677	6,920
Digital Cable Subscribers (4)	719	158
DTH Subscribers (5)	250	199
MMDS Subscribers (6)	150	63

Internet Homes Serviceable (7)	10,537	7,127
Internet Subscribers (8)	1,514	983

Telephone Homes Serviceable (9)	5,675	4,468
Telephone Subscribers(10)	848	742

J:COM (36.8%)
Homes Passed (2)	6,529	5,503

Basic Analog Subscribers (3)	1,221	1,398
Digital Cable Subscribers (4)	299	24

Internet Homes Serviceable (7)	6,517	5,489
Internet Subscribers (8)	734	621

Telephone Homes Serviceable (9)	5,835	4,464
Telephone Subscribers (10)	762	576

(1)	In some cases, non-paying subscribers are counted by UGC as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period. The number of non-paying subscribers at March 31, 2005 was immaterial.
(2)	Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for DTH and MMDS homes. With respect to DTH, we do not count homes passed. With respect to MMDS, one home passed is equal to one MMDS subscriber.
(3)	Basic Analog Subscriber is comprised of basic cable video customers who receive only our analog video service and are generally counted on a per connection basis. Except in the case of UGC, residential multiple dwelling units with a discounted pricing structure are counted on an equivalent bulk unit (EBU) basis. Commercial contracts such as hotels and hospitals are counted by all our subsidiaries on an EBU basis. EBU is calculated by dividing the bulk price charged to accounts in an area by the prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. UGC also has “lifeline” customers (approximately 1.34 million at March 31, 2005) that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.
(4)	Digital Cable Subscriber is a customer with one or more digital converter boxes that receives our digital video service. A customer is counted as one Digital Cable Subscriber whether such customer receives only our digital video service or both analog and digital video services. The EBU method of counting certain subscribers described in note 3 applies to Digital Cable Subscribers as well as Basic Analog Subscribers.
(5)	DTH Subscriber is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite. For March 31, 2004 excludes 5,200 DTH subscribers since VTR GlobalCom S.A. sold its DTH business during the first quarter of 2005.
(6)	MMDS Subscriber is a home or commercial unit that receives our video programming via a multipoint microwave (wireless) distribution system.
(7)	Internet Homes Serviceable are homes that can be connected to our networks, where customers can request and receive Internet access services.
(8)	Internet Subscriber is a home or commercial unit with one or more cable modems connected to our networks, where a customer has requested and is receiving high-speed Internet access services.
(9)	Telephony Homes Serviceable are homes that can be connected to our networks, where customers can request and receive voice services.
(10)	Telephony Subscriber is a home or commercial unit connected to our networks, where a customer has requested and is receiving voice services.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for UGC, J:COM and JPC. Set forth in the table below is a reconciliation of that non-GAAP measure to each such business’ operating income, determined under GAAP. LMI defines operating cash flow as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, impairment of long-lived assets, and restructuring and other charges). LMI believes this is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. In this regard, LMI believes that operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of the Company and its reportable segments on an ongoing basis using criteria that is used by LMI’s internal decision makers. This measure of performance excludes depreciation and amortization, stock-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, operating cash flow should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. LMI generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

Please see the schedule below for a reconciliation of operating cash flow to operating income calculated in accordance with GAAP for the quarters ended March 31, 2005 and 2004 for UGC, J:COM and JPC.

	UGC	J:COM	JPC
Three months ended March 31, 2005	(amounts in millions)
Operating Cash Flow	$279	168	36
Depreciation and Amortization	(227)	(95)	(4)
Stock Compensation Expense	(9)	(9)	—
Other Non Cash Charges	(4)	—	—

Operating Income	$39	64	32

Three months ended March 31, 2004
Operating Cash Flow	$204	141	18
Depreciation and Amortization	(218)	(84)	(2)
Stock Compensation Expense	(62)	—	—
Other Non Cash Charges	(4)	—	—

Operating (Loss) Income	$(80)	57	16